UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 8, 2013

PhotoMedex, Inc.
(Exact Name of Registrant Specified in Charter)

Nevada	0-11635	59-2058100
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)

147 Keystone Drive, Montgomeryville, Pennsylvania	18936
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   215-619-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

PhotoMedex, Inc. (“the Company”) intends to file Amendment No. 1 on Form 10-K/A (“Amended Form 10-K”) to its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “Original Form 10-K”), which was originally filed with the Securities and Exchange Commission (“SEC”) on March 18, 2013 (the “Original Filing Date”) to restate the Company’s consolidated financial statements as of December 31, 2012 and 2011.

As described below, the Company will restate certain balance sheet items including goodwill, deferred tax assets, and other current liabilities.  This change is the result of management, and its third-party subject matter experts for material and complex tax transactions, continuing to evaluate the level of certainty in connection with the use of pre-merger net operating loss carryforwards against future taxable income in the United Kingdom (U.K).

This restatement has no impact on any item in the Consolidated Statements of Comprehensive Income, including diluted earnings per share, and no net impact on the Consolidated Statements of Cash Flows for any period, as originally reported.

Background:

The Original Form 10-K disclosed in connection with our U.K. subsidiary (Photo Therapeutics Limited) that, after conversion to U.S. dollars, the subsidiary had approximately $12 million of net operating loss carryforwards available to it.  The Original Form 10-K also disclosed that “if a corporation undergoes an “ownership change” and/or a “change in trade or business” under various standards of Her Majesty’s Revenue Code (HMRC, U.K.), the amount of a company’s pre-change NOLs that may be utilized to offset future taxable income in the U.K. may be limited or not available for offset against that income.”  As the Company further stated in the Original 10-K, it was “currently evaluating what effect, if any, the reverse merger and integration of Radiancy’s business may have on its U.K. NOLs.” As a result, an uncertain tax position existed surrounding the applicability of using past U.K. net operating loss carryforwards, and management adopted the required approach and prepared the Original Form 10-K under the assumption at that time that it was more likely than not that these losses could not be used against future U.K. taxable income.

Subsequent to the filing date of the Original Form 10-K, management, supported with the involvement of its third-party subject matter experts for material and complex tax transactions in the U.K., continued to evaluate the likelihood of being able to use past U.K. NOLs against future U.K. taxable income.  As a result of further analysis, management was able to make a more informed judgment about its level of certainty and, therefore, modified its conclusion to reflect that the past accumulated net operating losses in the U.K. could be used to offset future taxable income in the U.K.

 In accordance with ASC Topic 740-10-35-2, management believes the weight of evidence supports the view that restatement of the financial statements as of December 31, 2012 and 2011 is warranted as management’s conclusion is a new interpretation of previously available information, and in accordance with ASC Topic 805-10-25-19 and ASC Topic 250, such restatement most accurately reflects the impact of this revised conclusion.

Restated Amounts:

For December 31, 2012, the restated balance sheet reflects increases in the current and long-term deferred tax assets of $0.808 million and of $1.729 million, respectively, and decreases of $0.815 million in current taxes payable and $3.352 million in goodwill.

For December 31, 2011, the restated balance sheet reflects increases in the current and long-term deferred tax assets of $0.781 and $2.460 million, respectively, and a decrease of the goodwill of $3.241 million.

Management believes these revised balances more accurately reflect at December 31, 2012 and 2011 the future benefit available to the company of past accumulated losses in its U.K. subsidiary.

This restatement has no impact on the Consolidated Statements of Comprehensive Income, including diluted earnings per share.  The Consolidated Statements of Cash Flows for 2012 will include restated line items for adjustments to deferred income taxes from ($3,132) to ($2,330) and for changes in other accrued liabilities from $6,521 to $5,719, but the restatement has no net impact on the Consolidated Statements of Cash Flows for any period, as originally reported.

The amended Form 10-K will not modify or update the information in the Original Form 10-K, except as necessary to reflect the effects of the restatement discussed above and therein.  The disclosures contained in the Original Form 10-K do not reflect any events that occurred subsequent to the Original Filing Date. Information not affected by the restatement is unchanged and reflects the disclosures made as of the Original Filing Date.

The Company expects that it will file the Amended Form 10-K concurrently with the first quarter 2013 Form 10-Q report to the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Date:	May 8, 2013	By:	/s/ Dolev Rafaeli
Dolev Rafaeli
Chief Executive Officer